EXHIBIT 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423 and No. 333-181499 and Forms S-8 No. 333-164428 and No. 333-174448) of Ashford Hospitality Trust, Inc., and in the related Prospectuses of our report dated March 31, 2014, with respect to the consolidated financial statements of PIM Highland Holding LLC and subsidiaries at December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, and the period from March 10, 2011 (Inception) through December 31, 2011, included in this Form10-K/A - Amendment No. 1 to the Annual Report on Form 10-K of Ashford Hospitality Trust, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Dallas, Texas
March 31, 2014